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                                     24

                  LINCOLN NATIONAL CORPORATION AND SUBSIDIARIES

           EXHIBIT 12 - HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES

                                           Nine Months
                                        Ended September 30                    Year Ended December 31,
                                                                              -----------------------
(millions of dollars)                    1998      1997(4)         1997(4)       1996      1995       1994     1993
---------------------                    ----      ----            ----          ----      ----       ----     ----
Net Income before Federal
 Income Taxes and
 Accounting Change..................   526.1        372.8          1427.1      692.7     626.6      376.3     587.8
Equity Loss (Earnings) in
 Unconsolidated Affiliates..........     (.8)        (1.6)           (2.1)      (1.4)    (12.4)     (14.6)      --
Sub-total of Fixed Charges..........   100.1         88.0           113.4      108.6      94.4       66.6      62.9
                                       -----        -----          ------      ------     ----       ----      ----
 Sub-total of Adjusted
    Net Income......................   625.4        459.2          1538.4      799.9     708.6      428.3     650.7
Interest on Annuities &
 Financial Products.................  1215.6       1136.0          1478.5     1435.6    1400.0     1359.0    1315.8
                                      -------      ------         --------    -------   -------    -------   ------
    Adjusted Income Base............  1841.0       1595.2          3016.9     2235.5    2108.6     1787.3    1966.5

Rent Expense........................    49.5         54.0            62.7       71.6      65.7       51.3      55.8

Fixed Charges:
Interest and Debt Expense...........    83.6         70.0            92.5       84.7      72.5       49.5      44.3
Rent (Pro-rated)....................    16.5         18.0            20.9       23.9      21.9       17.1      18.6
                                       -----         ----          -------      ----      ----       ----      ----
   Sub-total of Fixed Charges.......   100.1         88.0           113.4      108.6      94.4       66.6      62.9
Interest on Annuities &
 Financial Products.................  1215.6       1136.0          1478.5     1435.6    1400.0     1359.0    1315.8
                                      ------       ------          -------    ------    ------     ------    ------
   Sub-total of Fixed Charges.......  1315.7       1224.0          1591.9     1544.2    1494.4     1425.6    1378.7
Preferred Dividends (Pre-tax).......      .1           .1              .2         .2      13.4       24.2      24.2
                                      ------       ------          ------     ------    ------     ------    ------
   Total Fixed Charges..............  1315.8       1224.1          1592.1     1544.4    1507.8     1449.8    1402.9


Ratio of Earnings to Fixed Charges:
 Excluding Interest on
  Annuities and Financial
  Products (1) .....................    6.25         5.22           13.57       7.37      7.51       6.43     10.35
 Including Interest on
  Annuities and Financial
  Products (2)......................    1.40         1.30            1.90       1.45      1.41       1.25      1.43
 Ratio of Earnings to
  Combined Fixed Charges
  and Preferred Stock
  Dividends (3).....................    1.40         1.30            1.89       1.45      1.40       1.23      1.40

(1) For purposes of determining this ratio, earnings consist of income before federal income taxes and cumulative effect of accounting change adjusted for the difference between income or losses from unconsolidated equity investments and cash distributions from such investments, plus fixed charges. Fixed charges consist of 1) interest and debt expense on short and long-term debt and distributions to minority interest-preferred securities of subsidiary companies and 2) the portion of operating leases that are representative of the interest factor.

(2) Same as the ratio of earnings to fixed charges, excluding interest on annuities and financial products, except fixed charges and earnings include interest on annuities and financial products.

(3) Same as the ratio of earnings to fixed charges, including interest on annuities and financial products, except that fixed charges include the pre-tax earnings required to cover preferred stock dividend requirements.

(4) The coverage ratios for the nine months ended September 30, 1997 are lower than the other periods shown due to the reduction in net income caused by the reserve strengthening in LNC's disability income business. The coverage ratios for the year 1997 are higher than the other periods shown due to the inclusion of the gain on sale of a major subsidiary in net income.